Exhibit 10.2

SECURITY AGREEMENT

(Personal Property)

THIS SECURITY AGREEMENT (“Security Agreement”) is made as of March 29, 2005, by and between EPICOR SOFTWARE CORPORATION, a Delaware corporation (“Debtor”), and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (“KeyBank” or “Agent”) for the parties identified as Lenders (together with KeyBank in its capacity as a Lender, the “Lenders”) under that certain Credit Agreement of even date herewith between Debtor, Agent and the Lenders (the “Credit Agreement”).

RECITALS

1. Concurrently herewith Debtor is entering into the Credit Agreement, pursuant to which the Lenders shall provide Debtor with a senior secured revolving credit facility (the “Revolving Credit Facility”).

2. Pursuant to the Credit Agreement Lenders shall make various advances and will provide Debtor with certain letters of credit (the “Letters of Credit”).

3. It is a prerequisite to the Lenders’ entering into the Credit Agreement that Debtor enter into this Security Agreement and grant to the Agent for itself and the ratable benefit of the Lenders, the security interest hereafter provided to secure the Obligations.

4. Debtor as owner of the assets encumbered hereby, desires to enter into this Security Agreement to secure payment and performance of the Obligations.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1. GENERAL.

1.1 Definitions. For purposes of this Security Agreement, the following terms shall have the meanings specified below. In addition terms not defined below which are defined in Article 8 or Article 9 of the UCC or in the Credit Agreement shall have the meaning specified therein.

(a) Account Debtors. “Account Debtors” means all persons who now are or hereafter become in any way obligated, liable, or responsible for any payment of any kind in connection with any or all of the Accounts.

(b) Accounts. The term “Accounts” shall have the meaning provided in the UCC and shall include, without limitation, all presently existing and hereafter arising accounts (as defined in the UCC), contract rights, royalties, and other forms of obligations owing to Debtor arising out of (i) the sale or lease of goods, (ii) the sale or licensing of software, patents, trademarks, copyrights and other intellectual property or technology, (iii) the rendering of services (whether or not earned by performance), or (iv) any credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Debtor.

(c) Agent. The term “Agent” shall have the meaning given to such term in the preamble to this Security Agreement.

(d) Bankruptcy Code. The term “Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978 (11 U.S.C. § 101-1330) as now enacted or hereafter modified.

(e) Certificates of Ownership. The term “Certificates of Ownership” shall mean all of Debtor’s certificates of title.

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(f) Collateral. The term “Collateral” shall mean the personal property assets identified as “Collateral” in Exhibit A to this Security Agreement.

(g) Copyrights. The term “Copyrights” shall have the meaning provided in the UCC and shall include, without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

(h) Debtor’s Books. The term “Debtor’s Books” shall mean all of Debtor’s books and records including, but not limited to: minute books; ledgers, records indicating, summarizing or evidencing Debtor’s assets, liabilities, the Collateral, the Obligations, and all information relating thereto; records indicating, summarizing or evidencing Debtor’s business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, and other computer prepared information and the equipment containing such information.

(i) Deposit Account. The term “Deposit Accounts” shall have the meaning provided in the UCC.

(j) Dispose or Disposition. The term Dispose or Disposition shall mean any sale, lease, transfer or other disposition of the Inventory (including any sale leaseback transaction).

(k) Equipment. The term “Equipment” shall have the meaning provided in the UCC, wherever located, and shall include, without limitation, machinery, machine tools, motors, controls, attachments, parts, tools, and accessories incidental thereto, computer and office equipment, furniture, furnishings, fixtures, motor vehicles, trailers and rolling stock; and all substitutions, replacements, accessories, additions, attachments, improvements, accessions, Proceeds and products of the foregoing.

(l) Event of Default. The term “Event of Default” shall have the meaning given to such term in Section 5 of this Security Agreement.

(m) General Intangibles. The term “General Intangibles” shall have the meaning provided in the UCC, and shall include without limitation, all interests or claims on insurance policies; all interests in any partnership; all Intellectual Property; trade names, trade name rights; trademarks, trademark rights, copyrights, patents, and all applications therefor; licenses, permits, franchises, and like privileges or rights issued by any governmental or regulatory authority; income tax refunds; customer lists; route lists, purchase orders, computer programs, computer disks, computer tapes; design rights, payments of insurance, claims and causes of action; and all guaranty claims which are not classified as supporting obligations, co-op memberships, leasehold interests in personal property, security interests or other security held by or granted to the Debtor to secure payment by an account debtor of any of the Accounts.

(n) Governmental Authority. The term “Governmental Authority” shall mean (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, central bank or public body, or (c) any court, administrative tribunal or public utility.

(o) Intellectual Property Collateral. The term “Intellectual Property Collateral” shall mean all of the following assets now owned or hereafter acquired:

(i) Copyrights, Trademarks, Patents, and Mask Works;

(ii) Licenses or other rights to use any of the Copyrights, Patents, Trademarks, or Mask Works, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

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(iii) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(iv) Any and all design rights which may be available to Debtor now or hereafter existing, created, acquired or held;

(v) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(vi) All “domain names” of Debtor;

(vii) All amendments, renewals and extensions of any of the Copyrights, Trademarks, Patents, or Mask Works;

(viii) All contracts and contract rights relating to any of the foregoing; and

(ix) All Proceeds of the foregoing.

(p) Inventory. The term “Inventory” shall have the meaning provided in the UCC, and shall include, without limitation, merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Debtor, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above.

(q) Lenders. The term “Lenders” shall have the meaning given to such term in the preamble to this Security Agreement.

(r) Lender Expenses. The term “Lender Expenses” means: all costs and expenses incurred by Agent and/or the Lenders in connection with this Security Agreement or the transactions contemplated hereby, including, without limitation, (i) all costs or expenses required to be paid by Debtor under this Security Agreement which are paid or advanced by Agent and/or the Lenders; (ii) all costs or expenses required to be paid by Debtor under the Credit Agreement which are paid or advanced by Agent and/or the Lenders; (iii) taxes and insurance premiums of every nature and kind of Debtor paid by Agent and/or the Lenders; (iv) filing, recording, publication, search fees, appraiser fees, auditor fees paid or incurred by Lenders in connection with Agent’s and/or Lenders’ transactions with Debtor; (v) costs and expenses incurred by Agent and/or the Lenders in collecting or realizing upon the Collateral (with or without suit), to correct any default or enforce any provision of this Security Agreement, costs and expenses of suit incurred by Agent and/or the Lenders in enforcing or defending this Security Agreement or any portion hereof; and (vi) reasonable attorneys’ fees and expenses incurred by Agent and/or the Lenders in advising, structuring, drafting, reviewing, amending, terminating, enforcing, defending or concerning this Security Agreement, any portion hereof, any agreement related hereto, or any of the transactions contemplated hereby, whether or not suit is brought, and including, but not limited to, any expenses incurred in any proceedings or case in the U.S. Bankruptcy Courts in enforcing or defending its rights in its collateral, under this Security Agreement or under any note or other document executed in connection with this Security Agreement.

(s) Licenses. The term “Licenses” shall mean all licenses or other rights to use any of the Copyrights, Patents, Trademarks, or Mask Works and all license fees and royalties arising from such use to the extent permitted by such license or right.

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(t) Lien. The term “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement (including in the nature of, cash collateral accounts or security interests), encumbrance, lien (statutory or other), fixed or floating charge, or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

(u) Loan Documents. The term “Loan Documents” shall have the meaning given to such term in the Credit Agreement, including all extensions, modifications, renewals or amendments to such Loan Documents, and shall include all other documents executed in connection therewith.

(v) Mask Works. The term “Mask Works” shall have the meaning provided in the UCC and shall include without limitation all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired.

(w) Material Adverse Effect. The term “Material Adverse Effect” shall mean any set of circumstances or events which (a) has any material adverse effect upon the validity or enforceability of any Loan Document, (b) is material and adverse to the financial condition, business, assets or operations of Debtor, or (c) materially impairs the ability of Debtor to perform the Obligations.

(x) Negotiable Collateral. The term “Negotiable Collateral” shall mean all of Debtor’s present and future letters of credit (of which it is a beneficiary), notes, drafts, instruments, securities, documents of title, and chattel paper.

(y) Obligations. The term “Obligations” shall have the meaning given to such term in the Credit Agreement, including whether Debtor may be liable individually or jointly, or whether recovery upon such debt may be or become barred by any statute of limitations or otherwise unenforceable, including all attorneys’ fees and costs now or hereafter payable by Debtor to the Agent and/or the Lenders under the Loan Documents or in connection with the collection and enforcement of such debts, obligations and liabilities. Notwithstanding anything to the contrary contained in this Security Agreement, this Security Agreement shall not secure and the term “Obligations” shall not include any debts that are or may hereafter constitute “consumer credit” which is subject to the disclosure requirements of the federal Truth-In Lending Act (15 U.S.C. Section 1601, et seq.) or any similar state law in effect from time to time, unless Agent and Debtor shall otherwise agree in a separate written agreement.

(z) Patents. The term “Patents” shall have the meaning provided in the UCC and shall include without limitation all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

(aa) Priority Liens. The term “Priority Liens” shall mean and refer to (i) Liens on any of Debtor’s personal property the purchase price and related acquisition costs of which are financed by third-party lender as permitted by the Credit Agreement; (ii) Liens in existence on the date any asset becomes Collateral, to the extent such asset is taken, with the express written consent of Agent, subject to such Lien; (iii) Liens that are Permitted Liens that must be perfected by possession and the third-party to whom such Lien is granted has possession of the Collateral relating thereto and such third-party has not entered into any agreement altering such priority; (iv) Liens (including tax Liens) in favor of any Governmental Authority which pursuant to statute or law creating such Lien and other applicable law, have priority over the Liens granted under this Security Agreement and (v) Liens set forth on Exhibit C hereto.

(bb) Proceeds. The term “Proceeds” shall have the meaning provided in the UCC and shall include without limitation whatever is received upon the sale, lease, exchange, collection or

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other disposition of Collateral or proceeds, including, without limitation, proceeds of insurance covering Collateral, tax refunds, and any and all accounts, notes, instruments, chattel paper, equipment, money, deposit accounts, securities accounts, goods, or other tangible and intangible property of Debtor resulting from the sale or other disposition of the Collateral, and the proceeds thereof.

(cc) Security Agreement. The term “Security Agreement” shall mean this Security Agreement, any concurrent or subsequent rider to this Security Agreement and any extensions, supplements, amendments or modifications to this Security Agreement and/or to any such rider.

(dd) Trademarks. The term “Trademarks” shall have the meaning provided in the UCC and shall include without limitation any trademarks and service marks, whether registered or not, application to register and registrations of the same and like protections, and the entire goodwill of the business of Debtor connected with and symbolized by such trademarks.

(ee) UCC. The term “UCC” shall mean the Uniform Commercial Code of the State of California, as presently in force and effect and any replacements therefore as and when such replacements become effective.

1.2 Accounting Terms. All accounting terms and computations shall be based upon generally accepted accounting principles consistently applied.

2. SECURITY INTEREST.

2.1 Security Interest.

(a) As security for the prompt and complete payment and performance of all the Obligations, Debtor hereby grants to Agent (as Administrative Agent for itself and for the ratable benefit of the Lenders) a first priority security interest (subject to Priority Liens) in all of Debtor’s right, title and interest in, to and under the Collateral described in Exhibit A. Notwithstanding the foregoing, the security interest granted herein shall not extend to and the term “Collateral” shall not include (i) any General Intangibles of the Debtor (whether owned or held as licensee or lessee or otherwise) to the extent that the granting of a security interest therein would be contrary to applicable law or create a default under any agreement governing such property, right or license (but only if such restrictions are enforceable as a matter of law); or (ii) any equipment financed by another lender or lessor under documentation that prohibits the granting of a second lien thereon executed prior to the date of this Agreement or which is a Permitted Lien.

(b) Agent’s security interest in the Collateral shall attach to the Collateral without further act on the part of the Agent, Lenders or Debtor.

(c) Except for Priority Liens, in which case Agent’s security interest shall be junior to third parties holding such Priority Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, security interest in Collateral acquired after the date hereof.

2.2 Security Documents; Attorney-In-Fact.

(a) Agent may file all financing statements and continuation statements as it may deem necessary to perfect and maintain perfected Agent’s security interest. Debtor shall execute and deliver, or cause to be executed and delivered, to Agent, concurrently with Debtor’s execution of this Security Agreement, and at any time or times hereafter at the request of Agent, all documents which Agent may reasonably request, in form satisfactory to Agent, to perfect and maintain perfected Agent’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under this Security Agreement.

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(b) Debtor hereby irrevocably makes, constitutes and appoints Agent to act on Debtor’s behalf as Debtor’s true and lawful attorney with power to sign the name of Debtor on any of the above-described documents or on any other similar documents which need to be executed, recorded, and/or filed in order to perfect or continue perfected Agent’s security interest in the Collateral.

(c) The appointment of Agent as Debtor’s attorney, and each and every one of Agent’s rights and powers, being coupled with an interest, are irrevocable so long as any Obligations remain unpaid or unperformed.

3. REPRESENTATIONS AND WARRANTIES. In addition to the representations and warranties of Debtor set forth in the Credit Agreement, which are incorporated herein by reference, Debtor represents and warrants that as of the date hereof and as of the date of each Request for Extension of Credit under the Credit Agreement:

3.1 State of Incorporation; Place of Business. Debtor is a corporation validly existing and in good standing under the laws of the State of Delaware; as of the date hereof, Debtor’s chief executive office and principal place of business is located at 195 Technology Drive, Irvine, California 92618-2402.

3.2 Tangible Collateral. Tangible Collateral is in good operating condition and repair, normal wear and tear excepted.

3.3 No Offsets. To the best of Debtor’s knowledge, each account, account receivable and right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, set off or counterclaim (other than those arising in the ordinary course of business) of the account debtor or other obligor named therein or in Debtor’s records pertaining thereto as being obligated to pay such obligation.

3.4 Warranties and Representations Cumulative. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Debtor shall give, or cause to be given, to Agent, either now or hereafter.

4. COVENANTS. Debtor hereby covenants and agrees that during the term hereof and until all Obligations (other than inchoate indemnity obligations) are fully paid and performed:

4.1 Accounts.

(a) Debtor will not discount any accounts owed by customers (including, without limitation, rights to payment evidenced by chattel paper or an instrument, commercial tort claims, investment property, and letter of credit rights) or evidence of indebtedness except (i) to Agent or (ii) for such discounts as are customarily provided for prompt payment or settlement of delinquent accounts.

(b) Debtor will not sell any account (including, without limitation, Accounts, rights to payment evidenced by chattel paper or an instrument, commercial tort claims, investment property, and letter of credit rights) or evidence of indebtedness except in the ordinary course of business.

4.2 Notifications. Debtor shall promptly notify Agent of any material loss of or material damage to any material item of Collateral.

4.3 Good Repair. Debtor shall (i) maintain, preserve and protect the Collateral necessary in the operation of its business in good order and condition, subject to wear and tear in the ordinary course of business, (ii) not permit any waste of the Collateral, except where failure to do so would not reasonably be expected to have a Material Adverse Effect and (iii) keep and maintain the Collateral in material compliance with all environmental laws.

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4.4 Inspection. At any time during regular business hours and as often as reasonably requested upon reasonable notice, permit Agent or any Lender, or any employee, agent or representative thereof, to examine, audit and make copies and abstracts from Debtor’s records and books of account related to the Collateral and to visit and inspect its properties and to discuss its affairs, finances and accounts with any of its officers and key employees, and, upon request, furnish promptly to Agent or any Lender true copies of all financial information and internal management reports made available to their senior management. Notwithstanding any provision of this Security Agreement to the contrary, so long as no Event of Default shall have occurred and be continuing, Debtor shall not be required to disclose, permit the inspection, examination, photocopying or making extracts of, or discuss, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, or (ii) the disclosure of which to Agent or any Lender, or their designated representative, is then prohibited by law or any agreement binding on Debtor that was not entered into by Debtor for the purpose of concealing information from Agent or Lenders. Debtor shall, however, furnish to Agent such information concerning Debtor’s intellectual property (including, without limitation, application and registration numbers for any filings in connection with such intellectual property) as is reasonably necessary to permit Agent (on behalf of itself and the other Lenders) to perfect a security interest in such intellectual property.

4.5 Reports. Upon the Agent’s request but in no event more than once in any twelve (12) consecutive months unless an Event of Default exists, Debtor shall deliver to Agent such reports and information available to Debtor’s management concerning the Collateral as Agent may reasonably request. All reports and information provided to Agent by Debtor shall be complete and accurate in all material respects at the time provided.

4.6 Delivery. Debtor shall, if Agent at any time so request (whether the request is made before or after the occurrence of an Event of Default), promptly deliver to Agent any instrument, document, chattel paper or Certificate of Ownership constituting Collateral, duly endorsed or assigned by Debtor.

4.7 Use. Debtor shall not use or keep any Collateral, or permit it to be used or kept, negligently or for any unlawful purpose or in violation of any Laws or orders of any Governmental Authority applicable to Debtor, its assets, its business and the Collateral, the noncompliance with which would reasonably be expected to have a Material Adverse Effect.

4.8 Fixtures. Debtor shall not permit any material item of tangible Collateral to become part of or to be affixed to any real property without first assuring to the reasonable satisfaction of Agent that: (i) Agent’s Lien will be prior and senior to any interest or lien then held or thereafter acquired by any mortgagee or encumbrancer of such real property or the owner or purchaser of any interest therein; and (ii) that Agent shall have the right to remove any Collateral from such real property at any time and without any unreasonable restraint or impediment.

4.9 Statutes. To the extent that the UCC is superceded by another statute, Debtor shall take such action as is reasonably requested by Agent to enforce, perfect, protect, implement, continue, maintain and preserve Agent ‘s right hereunder and under the other Loan Documents and the priority of the Agent’s lien.

4.10 Deposit Accounts. For all Deposit Accounts that Debtor now or hereafter maintains with any financial institutions other than Agent (“Third Party Bank”), Debtor shall promptly execute a Deposit Account Control Agreement in substantially the form set forth in Exhibit B or other form reasonably acceptable to Agent and shall promptly execute, and obtain the execution of, such Deposit Account Control Agreement by the respective Third Party Bank.

4.11 Securities Accounts. For all Securities Accounts that Debtor now or hereafter maintains with any institutions other than Agent (“Third Party Institution”), Debtor shall promptly execute a Securities Account Control Agreement in a form reasonably acceptable to Agent and shall promptly obtain the execution of such Securities Account Control Agreement by the respective Third Party

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Institution. Debtor shall not hold any assets in any Securities Account maintained by Debtor that would not be subject to Agent’s perfected security interest, unless (i) Debtor executes and causes the execution of an account control agreement such that Agent ‘s security interest in such assets are perfected by such agreement, or (ii) Debtor has executed such other agreements or documents as are necessary to provide and perfect a lien on such assets.

4.12 Equipment. Without limiting the generality of this Section 4, upon Agent’s request, Debtor shall provide the Agent with complete and accurate schedules containing (i) a description of each material item of Equipment; and (ii) such other information regarding the Equipment as the Agent may reasonably require.

4.13 Letters of Credit. To the extent that Debtor holds as beneficiary any Letters of Credit, at the request of Agent, whether or not an Event of Default has occurred, Debtor will use its reasonable efforts to obtain the issuing bank’s consent to the Agent’s lien on such Letter of Credit and recognition of Agent’s right to draw on such Letter of Credit, in the place of Debtor and in accordance with the terms of such Letter of Credit, during the continuance of the Event of Default, in connection with Agent’s exercise of available remedies.

4.14 Lawsuits. To the extent the Debtor hereafter holds or acquires a cause of action for any claim in any material amount, at the request of Agent, whether or not an Event of Default has occurred, Debtor will execute such documents as Agent may request to grant and reflect Agent’s lien on such cause of action.

4.15 Inventory.

(a) Debtor shall not make any Disposition except in the ordinary course of business or as set forth in the Credit Agreement.

(b) Without limiting the generality of Section 4.4 above, Debtor shall maintain records containing entries of all material reportable transactions relating to the Inventory, including accurate records showing (a) the current Inventory stock held by Debtor; (b) the cost and sales records of the Inventory; and (c) the kinds, types, qualities and quantities of the Inventory.

(c) Neither Agent nor Lender shall be directly or indirectly liable or responsible in any way or under any circumstances to Debtor or any other party (a) for the safe keeping of the Inventory; (b) any loss of, damage to or destruction of the Inventory occurring or arising in any manner from any cause (other than loss or damage arising from Agent’s or any Lender’s gross negligence or willful misconduct); (c) any decrease in the value of the Inventory; or (d) any act or omission by any carrier, warehouse operator, bailee, forwarding agent, or other party dealing with all or part of the Inventory.

4.16 Accounts.

(a) Upon Agent’s request exercised no more often than three times during any period of twelve (12) consecutive months, Debtor shall furnish Agent access to copies of all contracts, orders, invoices, shipping instructions, delivery receipts, bills of lading, and other similar documents for any goods, the sale or disposition of which gives rise to an Account (collectively the “Accounts Receivable Documentation”). Upon Agent’s request, Debtor shall also furnish Agent with an aged accounts receivable report. Agent shall have the right from time to time to verify the validity, amount and any other matters relating to any or all of the Accounts directly with the respective Account Debtors in any manner, in Debtor’s name.

(b) Prior to the occurrence of an Event of Default, Debtor shall collect the Accounts, at Debtor’s sole cost and expense. Upon the occurrence and during the continuation of an Event of Default, upon the request of Agent (i) Agent shall have the exclusive right to make all collections on the Accounts and (ii) Debtor shall deliver any amounts collected on such Accounts to Agent, as directed by Agent.

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(c) All checks, drafts, money orders, notes, instruments, documents, and other non-cash proceeds of the Accounts delivered to Agent in payment or on account of the Obligations shall not constitute payment except as provided in the UCC.

(d) Debtor shall at all times in all material respects perform and discharge all obligations of Debtor to each Account Debtor in accordance with the terms of all documents, contracts, invoices, and other agreements between Debtor and such Account Debtor.

(e) Without Agent’s prior written consent, Debtor shall not compromise, adjust, or grant any discount, credit, allowance, or extension of time for payment to any Account Debtors except in the ordinary course of Debtor’s business.

4.17 Further Assurances. At any time and from time to time Debtor shall execute and deliver such further instruments and take such further action as may reasonably be requested by Agent to effect the purposes of this Security Agreement and to maintain, preserve and protect the Collateral and Agent’s and Lenders’ security interest therein.

5. EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an Event of Default under this Security Agreement at the option of Agent:

5.1 Breach of Security Agreement. (i) Any representation or warranty hereunder or in any Loan Document proves to have been incorrect in any material respect when made or deemed made, (ii) Debtor breaches any provision of this Security Agreement which cannot be cured or (iii) the breach by Debtor of any other provision of this Security Agreement that remains uncured for a period of thirty (30) days.

5.2 Breach of Other Agreements. The occurrence and continuance of an Event of Default under the Credit Agreement.

5.3 Lien Priority. Agent shall cease to have a valid and perfected first priority security interest upon any material item of the Collateral subject only to Priority Liens.

5.4 Seizure of Assets. If all or any material item of the Collateral is attached, seized, subjected to a writ or distress warrant, or are levied upon and such occurrence could reasonably be expected to have a Material Adverse Effect.

6. AGENT’S RIGHTS AND REMEDIES. The exercise of remedies hereunder shall be made by Agent on behalf of itself and for the notable benefit of the Lenders upon the terms and conditions contained herein or as set forth in Section 8.3 of the Credit Agreement. If an Event of Default shall have occurred and is continuing and has not been cured or waived in accordance with the terms hereof or the terms of the Credit Agreement, Agent shall have the following rights and powers and may, at Agent’s option, without notice of its election and without demand to the extent permitted by Section 8.3 of the Credit Agreement, do any one or more of the following, all of which are hereby authorized by Debtor:

6.1 UCC Rights. Agent shall have all of the rights and remedies of a secured party under the UCC and under all other applicable laws.

6.2 Protection of Collateral. Agent may, without notice to or demand upon Debtor or any guarantor, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interest in the Collateral to pay, purchase, contest or compromise any encumbrance, charge or lien which in the opinion of Agent appears to be prior or superior to Agent’s security interest and to pay all expenses incurred in connection therewith.

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6.3 Possession of Collateral. Agent, without a breach of the peace, may enter any of the premises of Debtor and search for, take possession of, remove, keep or store any or all of the Collateral. If Agent seeks to take possession of any or all of the Collateral by court process, Debtor irrevocably and unconditionally agrees that a receiver may be appointed by a court for such purpose without regard to the adequacy of the security for the Obligations. Agent shall have the right to remain on Debtor’s premises or cause a custodian to remain thereon in exclusive control of such premises without charge for as long as Agent deems necessary in order to complete the enforcement of its rights under this Security Agreement. If Agent seeks possession of any or all of the Collateral by court process, Debtor irrevocably waives (a) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident or condition to such possession; (b) any demand for possession prior to the commencement of any suit or action to recover possession; and (c) any requirement that Agent retain possession of and not dispose of such Collateral until after trial or final judgment.

6.4 Preparation of Collateral. Agent may complete processing, manufacturing or repair all or any part of the Collateral prior to a disposition and, for such purpose and for the purpose of removal, Agent shall have the right to use Debtor’s premises, vehicles, hoists, lifts, cranes, equipment and all other property without charge. Agent may sell, ship, reclaim, lease or otherwise dispose of all or any part of the Collateral in its condition at the time Agent obtain possession of such Collateral or after further manufacturing, processing, or repair.

6.5 Foreclose on Collateral. Agent may sell, lease or otherwise dispose of the Collateral at either public or private sales, or both, by way of one or more contracts or transactions, for cash or of terms, in such manner and at such places (including Debtor’s premises) as is commercially reasonable in the opinion of Agent. It is not necessary that the Collateral be present at any such sale or that Agent have obtained possession of the Collateral.

(a) Agent shall give the Debtor and each holder of a security interest in the Collateral who has filed with Agent a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made. The notice shall be personally delivered or mailed, postage prepaid, to Debtor as provided in Section 12.2 of this Security Agreement, at least ten (10) calendar days before the date fixed for the sale, or at least ten (10) calendar days before the date on or after which the private sale or other disposition is to he made, unless the Collateral is perishable or threatens to decline speedily in value or is to be sold on a recognized market. Notice to parties other than Debtor claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Agent. If the sale is to be a public sale, Agent shall also give notice of the time and place by publishing a notice one time at least ten (10) calendar days before the date of the sale in a newspaper of general circulation in the count, in which the sale is to be held.

(b) In taking such action Agent shall have a license to use any trademarks, trade names or all Intellectual Property in disposing of the assets.

6.6 Accounts. With respect to the Accounts, and without limiting Agent’s rights above:

(a) Agent may direct any or all Account Debtors to make payment directly to Agent or to a specified agent of Agent.

(b) Agent may demand, collect, receive and give receipts for any and all money and other property due or to become due in connection with the Accounts, in Agent’s or Debtor’s name.

(c) Agent may file any claim and take any other action in any court of law or equity which Agent determines to be appropriate for the purpose of collecting any or all of the Accounts; provided, however, that Agent shall not be obligated in any manner to make any demand or to make any inquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim or take any action to collect or enforce the payment of any or all of the Accounts.

Security Agreement All Assets	- 10 -

(d) Debtor, at Agent’s request, shall, and Agent, at Agent’s option may, give notice in form acceptable to Agent, to the Account Debtors: (i) of Debtor’s grant of a security interest in the Accounts to Agent; (ii) of such additional information and instructions concerning Agent’s rights under this Security Agreement as Agent in Agent’s good faith business judgment determines to be necessary or appropriate.

(e) Debtor shall, promptly following Agent’s request, deliver to Agent the originals of all Accounts Receivable Documentation together with the originals of all instruments, chattel paper, security agreements, guaranties, and other documents and property evidencing or securing the Accounts in the same form as received by Debtor, each of which shall be properly endorsed by Debtor to Agent, with recourse.

(f) Agent shall have the right to settle, accept reduced amounts, adjust disputes and claims directly with, and give releases on behalf of Debtor to Account Debtors, upon such terms as Agent, in Agent’s good faith business judgment, determines to be appropriate.

(g) Except as otherwise provided by the UCC and except for any of the following arising from Agent’s or any Lender’s gross negligence or willful misconduct, Agent shall not be directly or indirectly liable or responsible in any way or under any circumstances to Debtor or any other party for: (a) any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account; (b) any act, omission, error or delay of any kind by Agent in settling, failing to settle, collecting, or failing to collect any Account, including any act or omission which results in the loss or impairment of the Debtor’s Account, including any act or omission which results in the loss or impairment of the Debtor’s rights against any third person; (c) settling any Account for less than the full amount hereof; (d) any failure or delay by Agent in enforcing or collecting any payment under any Account; or (e) the performance or observance of any or all of Debtor’s duties, obligations, representations, or the warranties under any other agreement or document relating to any or all of the Collateral, including the Accounts.

(h) If for any reason Debtor receives any payment in connection with any of the Accounts following the occurrence and during the continuance of an Event of Default, Debtor: (i) shall immediately pay or deliver such payment to Agent in the original form in which received by Debtor; (ii) shall endorse to Agent, with recourse, all checks, drafts, money orders, notes, and other instruments or documents representing such payment, (iii) shall not commingle such payment with any of Debtor’s other funds or property; and (iv) shall hold such payment separate and apart from Debtor’s other funds and property in an express trust for Lenders until paid or delivered to Agent.

6.7 Deposit and Investment Accounts. Agent may deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Deposit Account Control Agreement, Securities Account Control Agreement or similar agreement providing control of any Collateral.

6.8 Collection. Agent may take possession of and endorse and collect any or all notes, checks, drafts, money orders, or other instruments of payment relating to the Collateral (including payments made under or with respect to any policy of insurance).

6.9 Postponement. Any public sale of any or all of the Collateral may be postponed from time to time by public announcement at the time and place last scheduled for the sale.

6.10 Discharge of Other Claims. Agent’s sale or disposition of any or all of the Collateral shall transfer to the purchaser all of the Debtor’s rights in such Collateral and discharge all security interests and liens subordinate to Agent’s security interest in the Collateral, and the purchaser shall acquire such Collateral free of all such subordinate interests and liens.

Security Agreement All Assets	- 11 -

6.11 Information. Without limiting the generality of this Section 6, it shall conclusively be deemed to be commercially reasonable for Agent to direct any prospective purchaser of any or all of the Collateral to Debtor to ascertain all information concerning the status of the Collateral.

6.12 Other Disposition. The Agent’s disposition of any or all of the Collateral in any manner which differs from the procedures specified above shall not be deemed to be commercially unreasonable to the extent such disposition complies with the applicable provisions of the UCC.

6.13 Judicial Action. Agent may reduce Agent’s claims for breach of any of the Obligations to judgment and foreclose or otherwise enforce its security interest in any or all of the Collateral by any available judicial procedure. If Agent has reduced its claims for breach of any of the obligations to judgment, the lien of any levy which may be made on any or all of the Collateral by virtue of any execution based upon such judgment shall relate back to the date of Agent’s perfection of its security interest in such Collateral. A judicial sale pursuant to such execution shall constitute a foreclosure of Agent’s security interest by judicial procedure, and Agent may purchase at such sale and thereafter hold the Collateral free of all rights of Debtor therein.

6.14 Receiver. Agent may obtain the appointment of a receiver to take possession of and, at the option of Agent, to collect, sell or dispose of all or part of the Collateral.

6.15 Discharge Claims. Agent may discharge claims, demands, liens, security interests, encumbrances and taxes affecting any or all of the Collateral and take such other actions as Agent determines to be necessary or appropriate to protect the Collateral and Agent’s security interest therein. Agent, without releasing Debtor or any other party from any of the Obligations, may perform any of the Obligations in such manner and to such extent as Agent determine to be necessary or appropriate to protect the Collateral and Agent’s security interest therein.

6.16 Proceeds of Sale. The proceeds of any sale or disposition of the Collateral by Agent shall be applied in the following order of priority:

(a) First, to all liabilities, obligations, costs, and expenses, including reasonable attorneys’ fees and costs, incurred by Agent in exercising any of its rights or remedies under this Security Agreement, including the costs and expenses of retaking, holding, and selling any or all of the Collateral and the costs and expenses of enforcing and collecting upon any or all of the Accounts;

(b) Second, to the payment of the Obligations in such order and amounts as Agent may determine in Agent’s discretion;

(c) Third, to (i) the satisfaction of indebtedness secured by any subordinate security interest in the Collateral if written demand therefor is received by Agent before distribution of any such proceeds; and (ii) to the satisfaction of any subordinate attachment lien or execution lien if notice of the levy of attachment or execution is received by Agent before distribution of any such proceeds. If requested by Agent the holder of a subordinate security interest in the Collateral shall furnish Agent with proof of its interest in the Collateral acceptable to Agent, and unless such holder does so, Agent shall have no obligation to comply with such holder’s demand; and

(d) Fourth, the surplus, if any, shall be paid to Debtor.

6.17 Remedies Cumulative. The remedies of Agent, as provided herein, shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of Agent, and may be exercised as often as occasion therefor shall arise. No act of omission or commission by Agent, including specifically any failure to exercise any right, remedy or recourse, shall be deemed to be a waiver or release of the same, such waiver or release to be effected only through a written document executed by Agent and then only to the extent specifically recited therein. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to a subsequent event.

Security Agreement All Assets	- 12 -

7. LIABILITY FOR DEFICIENCY. Debtor shall at all times remain liable for any deficiency remaining on the Obligations for which Debtor is liable after any disposition of any or all of the Collateral and after Agent’s application of any proceeds to the Obligations.

8. POWER OF ATTORNEY. Debtor hereby irrevocably appoints Agent, with full power of substitution, as Debtor’s attorney-in-fact, coupled with an interest, with full power, in Agent’s own name or in the name of Debtor to do any or all of the following at any time after the occurrence and during continuation of an Event of Default:

(a) Endorse any checks, drafts, money orders, notes, and other instruments or documents representing or evidencing the Collateral, or proceeds of the Collateral;

(b) Pay or discharge claims, demands, liens, security interests, encumbrances, or taxes affecting or threatened against any or all of the Collateral;

(c) Collect or receive payment of all Accounts, General Intangibles, instruments or other Collateral;

(d) Execute any invoices relating to any Account, any draft against any Account Debtor, any notice to any Account Debtor, any proof of claim in bankruptcy, any notice of lien, claim of mechanic’s, materialman’s or other lien, or assignment or satisfaction of mechanic’s, materialman’s or other lien relating to any item of Collateral;

(e) Grant any extension of time to pay any Account, compromise claims and settle Accounts for less than face value thereof, and execute all releases and other documents in connection therewith;

(f) Commence, prosecute or defend any action or proceeding relating to any of the Collateral;

(g) Receive and open all mail addressed to Debtor and, in the exercise of such right, Agent shall have the right, in Debtor’s name, to notify the Post Office authorities to change the address for the delivery of mail addressed to Debtor to such other address as Agent may designate, including Agent’s address. Agent shall promptly turn over to Debtor all of such mail not relating to the Collateral;

(h) Direct any financial institution which is a participant with Agent in extensions of credit to or for the benefit of Debtor, or which is an institution with which any deposit account or securities account is maintained, to pay to Agent all monies on deposit by Debtor with said financial institution which are payable by said financial institution to Debtor, regardless of any loss of interest, charge or penalty as a result of payment before maturity;

(i) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral, obtain payment of claim, and make all determinations and decisions with respect to any such policy of insurance, and endorse Debtor’s name on any check, draft, instrument or other item of payment or the proceeds of such policies of insurance;

(j) Instruct any accountant or other third person having custody or control of any books or records belonging or relating to the Collateral to give Agent full rights of access with respect thereto;

Security Agreement All Assets	- 13 -

(k) Execute on behalf of Debtor any document exercising, transferring or assigning any option to purchase, sell or otherwise dispose of or to lease, as lessor or lessee, any real or personal property;

(l) Sell, transfer, pledge, make any agreement with respect to, or otherwise deal with any of the Collateral as though Agent were the owner thereof for all purposes; and

(m) Execute on behalf of Debtor any and all documents and instruments (including notices of assignment) required under the Federal Assignment of Claims Act for the direct payment of Accounts to Agent.

9. WAIVERS.

9.1 Application of Payments. Debtor waives the right to direct the application of any and all payments or collections at any time or times hereafter received by Agent on account of any Obligations, and Debtor agrees that Agent shall have the continuing exclusive right to apply and reapply such payments or collections to the Obligations in any manner as Agent may deem advisable.

9.2 Notices of Demand, Etc. Debtor waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guaranties at any time held by Agent on which Debtor may in any way be liable.

9.3 Confidentiality of Accounting. Debtor waives the right to assert a confidential relationship, if any, Debtor may have with any accounting firm and/or service bureau in connection with any information requested by Agent pursuant to or in accordance with this Security Agreement, and agrees that Agent may contact directly any such accounting firm and/or service bureau in order to obtain such information.

10. ACTIONS. Agent shall have the right, but not the obligation, to commence, appear in, or defend any action or proceeding which affects or which Agent determine may affect (a) the Collateral; (b) Debtor’s or Agent’s rights or obligations under the Loan Documents; (c) Debtor’s or Agent’s rights under this Security Agreement; or (d) the Loans. Whether or not Debtor is in default under the Loan Documents, Agent shall at all times have the right to take any and all actions which Agent in Agent’s good faith business judgment determines to be necessary or appropriate to protect Agent’s interest in connection with the Loans.

11. INDEMNITY. Debtor agrees to defend, indemnify and hold harmless Agent and Lenders and their officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party related to or in connection with the transactions contemplated by this Security Agreement, or the Collateral and (b) all losses or expenses in any way suffered, incurred, or paid by Agent and Lenders as a result of or in any way arising out of, following or consequential to the transactions between Lenders and Agent and Debtor, under this Security Agreement or the Collateral (including without limitation, reasonable attorneys fees and reasonable expenses), except for losses arising from or out of Agent’s or any Lender’s gross negligence or willful misconduct.

12. MISCELLANEOUS.

12.1 Taxes and Other Expenses Regarding the Collateral. If Debtor fails to pay promptly when due to any person or entity, monies which Debtor is required to pay by reason of any provision in this Security Agreement, Agent may, but need not, pay the same and charge Debtor’s account therefor, and Debtor shall promptly reimburse Agent therefor. All such sums shall be Agent Expenses hereunder. Any payments made by Agent shall not constitute: (a) an agreement by Agent to make similar payments in the future, or (b) a waiver by Agent of any default under this Security Agreement. Agent need not

Security Agreement All Assets	- 14 -

inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien and the receipt of the usual official notice for the payment thereof shall he conclusive evidence that the same was validly due and owing.

12.2 Notices. Any notice, demand or request required hereunder shall be made in the manner set forth in the Credit Agreement.

12.3 Release of Collateral. Agent shall promptly file UCC termination statements and any other instruments as necessary upon any Disposition by Debtor of any items or item of Collateral, to the extent such Disposition is permitted under the Credit Agreement.

12.4 Termination. At such time as Debtor shall completely satisfy all of the obligations secured hereunder, Agent shall execute and deliver to Debtor all instruments as may be necessary or proper to reinvest in Debtor full title to the property assigned hereunder, subject to any disposition thereof which may have been made by Agent pursuant hereto.

12.5 Course of Dealing. No course of dealing, nor any failure to exercise, nor any delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

12.6 Amendment. This Security Agreement may be modified only by a written agreement signed by Debtor and the Agent.

12.7 Agreement Binding, Assignment. This Security Agreement shall be binding and deemed effective when executed by Debtor and Agent. This Security Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Debtor may not assign this Security Agreement or any rights hereunder without Agent’s prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Agent shall release Debtor or any guarantor from their obligations to Agent or Lenders. Agent reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, any Agent’s rights and benefits hereunder to the extent and in the manner provided for in Section 10.4 of the Credit Agreement. In connection therewith, Agent or Lenders (or such Lender) may disclose all documents and information which Agent or any Lender now have or hereafter may have relating to Debtor or Debtor’s business, subject to Debtor’s reasonable confidentiality requirements and the provisions of Section 9.3 hereof.

12.8 Article and Section Headings. Article and section headings and article and section numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each article and section applies equally to this entire Security Agreement.

12.9 Conflict or Credit Agreement Modifications. To the extent that there is an explicit conflict between the terms of the Credit Agreement and this Security Agreement, the terms of the Credit Agreement shall control. Any future changes or modifications to the Credit Agreement shall apply to and modify this Security Agreement, to the extent that such change or modification would reasonably be construed to apply to this Security Agreement.

12.10 Construction. Neither this Security Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Agent, Lenders or Debtor, whether under any rule of construction or otherwise. On the contrary, this Security Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

12.11 Time of Essence. Time is of the essence of each provision of this Security Agreement.

Security Agreement All Assets	- 15 -

12.12 No Third Party Beneficiaries. This Security Agreement and the Loan Documents are entered into for the sole protection and benefit of Agent, any Lenders, Debtor and guarantors (if any), as applicable, and their respective permitted successors and assigns. No other Person shall have any rights or causes of action under this Security Agreement or the Loan Documents.

12.13 Performance of Covenants. Debtor shall perform all of its covenants under this Security Agreement at its sole cost and expense.

12.14 No Waiver by Agent or Lenders. No waiver by the Agent or any Lender of any of their rights or remedies in connection with the Loan Documents shall be effective unless such waiver is in writing and signed by the Agent or Lenders as required by the Credit Agreement.

12.15 Term. This Security Agreement shall continue in full force and effect as long as any of the Obligations are outstanding.

12.16 Severability. Each provision of this Security Agreement shall be severable from every other provision of this Security Agreement for the purpose of determining the legal enforceability of any specific provision.

12.17 Integration. Except as to currently existing obligations of Debtor to Lenders, all prior agreements, understandings, representations, warranties, and negotiations between the parties whether written or oral, if any, relating to the subject matter hereof are merged into this Security Agreement.

12.18 Successors. This Security Agreement shall be binding upon and inure to the benefit of Debtor, the Agent and the Lenders and their respective permitted successors and assigns.

12.19 Counterparts. This Security Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute the same instrument.

[Signature page follows]

Security Agreement All Assets	- 16 -

IN WITNESS WHEREOF, Debtor has executed and delivered this Security Agreement, and Agent has accepted this Security Agreement, on the date first hereinabove written.

EPICOR SOFTWARE CORPORATION, a Delaware corporation

By:	/s/ Michael Piraino
Title:	Senior Vice President and Chief Financial Officer

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Robert W. Boswell
Title:	Vice President

Security Agreement All Assets	- 17 -

Debtor: EPICOR SOFTWARE CORPORATION

EXHIBIT A TO SECURITY AGREEMENT

The Collateral shall consist of all right, title and interest of each Debtor in and to the following whether or not in Debtor’s possession:

(a) All goods and Equipment now owned or hereafter acquired, including, without limitation, all fixtures, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b) All Inventory, now owned or hereafter acquired;

(c) All Negotiable Collateral;

(d) All non-negotiable warehouse receipts and other documents now or hereafter issued with respect to any or all of the Inventory;

(e) All contract rights and General Intangibles now owned or hereafter acquired, including, without limitation, goodwill;

(f) All now existing and hereafter arising Accounts, contract rights, Instruments (as defined in the UCC), documents, Chattel Paper (as defined in the UCC) and all other obligations now or hereafter owing to Debtor;

(g) All documents, securities, investment property, letters of credit, certificates of deposit, now owned or hereafter acquired;

(h) All Intellectual Property Collateral now owned or hereafter acquired;

(i) All securities accounts, investment property, securities now owned or hereafter acquired; provided, that any Collateral consisting of equity interests in a Subsidiary formed under the laws of a jurisdiction outside of the United States shall be limited to sixty-five percent (65%) of such securities owned by Debtor subject to the provisions of Sections 3, 4 and 7 of the Security and Pledge Agreement (Stock) of even date herewith;

(j) All Deposit Accounts wherever maintained;

(k) All money, cash equivalents, maintained with Agent;

(l) All Supporting Obligations as defined in the UCC;

(m) All Proceeds of the foregoing; and

(n) All of Debtor’s Books relating to the foregoing.

Notwithstanding the foregoing, the term “Collateral” shall not include any General Intangibles of the Debtor (whether owned or held as licensee or lessee or otherwise) to the extent that the granting of a security interest therein would be contrary to applicable law or create a default under any agreement governing such property, right or license (but solely to the extent that such restrictions are enforceable as a matter of law).

Security Agreement All Assets	A-1

EXHIBIT B TO SECURITY AGREEMENT

DEPOSIT ACCOUNT CONTROL AGREEMENT

(Security Agreement)

(All Assets)

This Deposit Account Control Agreement (“Agreement”) is entered into this      day of              2003, between                      (“Depository Bank”), KEYBANK NATIONAL ASSOCIATION as Administrative Agent (“Agent”) for all the parties identified as “Lenders” under the Credit Agreement of even date herewith among Agent, Customer and Lenders (“Secured Party”), and EPICOR SOFTWARE CORPORATION, a Delaware corporation (“Customer”).

All parties agree as follows:

1. Deposit Account. Depository Bank maintains deposit account number                      in the name of Customer (said account and, if it is a certificate of deposit or other time deposit, any renewal, replacements and rollovers thereof shall be referred to as the “Account”). The Account is subject to Depository Bank’s [Deposit Agreement Disclosure Statement], unless specifically altered by this Agreement.

2. Security Interest. Customer has granted Secured Party a security interest in the Account and in all funds now or later deposited into or held therein including without limitation any interest accruals. All of the foregoing assets are collectively referred to as the “Deposit Account.”

3. Other Deposit Control Agreements. Depository Bank has not entered into any other Deposit Account Control Agreements with any other party relating to the above Accounts.

4. Customer’s Rights In Deposit Account. Subject to the rights of Secured Party under the Operative Documents, Customer retains the ownership of and the right to direct the disposition of funds from the Deposit Account until Depository Bank has received a Notice of Exclusive Control from Secured Party as set forth below.

5. Control of Deposit Account. This Agreement provides Secured Party with control of the Deposit Account for purposes of perfecting its security interest therein. Except as pursuant to bankruptcy or other applicable law, after Depository Bank receives a Notice of Exclusive Control from Secured Party (delivered as set forth in Section 14 below), and has had reasonable opportunity to comply with it Depository Bank and Customer agree that Depository Bank will comply with instructions (“Instructions”) as to the withdrawal or disposition of any funds credited to the Deposit Account, and as to any other matters relating to the Deposit Account, received from Secured Party without Customer’s further consent. The Notice of Exclusive Control must be in the form set forth in Attachment B hereto and must be signed by an authorized representative of Secured Party. Secured Party’s instructions may include the giving of stop payment Instructions for any items being presented to the Deposit Account for payment. Instructions are to be provided in writing to the Depository Bank at the address specified below.

6. Depository Bank’s Authorization and Liability.

(a) Upon delivery of a Notice of Exclusive Control to Depositary Bank, Depository Bank is authorized to rely on any Instructions from Secured Party even if such Instructions are contrary to any instructions or demands from Customer.

(b) Except for permitting a withdrawal in violation of Sections 4 and 5 hereof, Depository Bank will not be liable to Secured Party for complying with Instructions from Customer that are received by Depository Bank before Depository Bank receives and has a reasonable opportunity to act on a contrary Instructions from Secured Party.

Security Agreement All Assets	B-2

(c) Depository Bank will not be liable to Customer for complying with Instructions originated by Secured Party upon delivery of a Notice of Exclusive Control to Depositary Bank, even if Customer notifies Depository Bank that Secured Party is not legally entitled to issue Instructions, unless Depository Bank takes the action after it is served with an injunction, restraining Instructions, or other legal process enjoining it from doing so, issued by a court of competent jurisdiction, and has had a reasonable opportunity to act on the injunction, restraining Instructions or other legal process.

(d) This Agreement does not create any obligation of Depository Bank except for those expressly set forth herein. In particular, Depository Bank need not investigate whether Secured Party is entitled under Secured Party’s agreements with Customer to give Instructions. Depository Bank may rely on any and all notices and communications it believes in good faith are given by the appropriate party.

(e) Depository Bank will not have any liability to Customer or Secured Party for claims, losses, liabilities or damages resulting from any failure to comply with Instructions or delay in complying with Instructions if such failure or delay is due to circumstances beyond Depository Bank’s reasonable control.

(f) Depository Bank will not have any liability to Customer or Secured Party for claims, losses, liabilities or damages suffered or incurred by Customer or Secured Party as a result of or in connection with this Agreement except to the extent such losses, liabilities and damages directly result from Depository Bank’s gross negligence or willful misconduct.

(g) In no event will Depository Bank have any liability to Customer or Secured Party in connection herewith for any consequential, special, punitive or indirect loss or damage whether or not any claim for such damages is based on tort or contract or Depository Bank knew or should have known the likelihood of such damages in any circumstances.

7. Priority.

(a) All of Depository Bank’s present and future rights against the Account are hereby subordinated to Secured Party’s security interest therein; provided, however, that Secured Party agrees that nothing herein subordinates or waives, and that Depository Bank expressly reserves, all of Depository Bank’s present and future rights (whether described as rights of setoff, banker’s lien, chargeback or otherwise, and whether available to Depository Bank under law or any other agreement between Depository Bank and Customer concerning the Account, or otherwise) with respect to: (i) any item deposited to the Account and returned unpaid, whether for insufficient funds or for any other reason, and without regard to the timeliness of such return or the occurrence or timeliness of any drawee’s notice of non-payment; (ii) any item subject to a claim against Bank of breach of transfer or presentment warranty under the Uniform Commercial Code, as adopted in the applicable state; (iii) any automated clearing house (“ACH”) entry credited to the Account and returned unpaid or subject to an adjustment entry under applicable clearing house rules, whether for insufficient funds or for any other reason, and without regard to the timeliness of such return or adjustment; (iv) any credit to the Account from a merchant card transaction, against which a contractual demand for chargeback has been made; (v) any credit to the Account made in error; and (vi) Depository Bank’s usual and customary charges for services rendered in connection with the Account. Items, entries, and transactions described in clauses (i) through (v) of this paragraph are hereinafter collectively referred to as “Returned Items.”

(b) Except as otherwise required by law, Depository Bank will not agree with any third party to comply with Instructions originated by such third party.

8. Returned Items. Depository Bank will pay returned items by debiting the Deposit Account. Secured Party agrees that it will pay, within ten (10) days of a demand by Depository Bank, any amounts owed for a returned item that is not paid in full by Customer up to the amount of the proceeds received by Secured Party from the corresponding returned item.

Security Agreement All Assets	B-3

9. Indemnity.

(a) Customer hereby agrees to indemnify Depository Bank, its officers, directors, employees, and agents against claims, demands, losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and disbursements and the reasonable estimate of the allocated costs and expenses of Depository Bank’s in-house legal counsel and staff) arising out of this Agreement or Depository Bank following any Instructions or other instruction or request of Customer or Secured Party in connection with this Agreement, except to the extent the claims, liabilities, costs and expenses are caused by Depository Bank’s gross negligence or willful misconduct.

(b) Secured Party hereby agrees to indemnify Depository Bank, its officers, directors, employees, and agents against claims, demands, losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and disbursements and the reasonable estimate of the allocated costs and expenses of Depository Bank’s in-house legal counsel and staff), arising out of Depository Bank following any Instructions or request of Secured Party in connection with this Agreement, except to the extent the claims, liabilities, costs and expenses are caused by Depository Bank’s negligence or willful misconduct.

10. Statements. Depository Bank will send copies of all statements for the Deposit Account to Customer and Secured Party (at Customer’s Expense).

11. Termination.

(a) Secured Party may terminate this Agreement by giving Depository Bank and Customer 30 days prior written notice of termination.

(b) Depository Bank may terminate this Agreement by giving Secured Party and Customer 30 days prior written notice of termination and delivering the funds in the Account to a substitute depositary bank designated by Secured Party, which shall have executed an Deposit Account Control Agreement which contains in substance the material terms of this Agreement. The designation of such substitute depositary bank shall be subject to the consent of Customer, which consent shall not be unreasonably withheld.

(c) Customer may only terminate this Agreement with the written consent of Secured Party and only after 30 days prior written notice to Depository Bank, approved in writing by Secured Party.

(d) The provisions of Section 9 shall survive and termination of this Agreement.

12. Relationship of the Parties. Nothing in this Agreement shall create any agency or fiduciary relationship between Customer, Secured Party and Depository Bank.

13. Amendments. This Agreement may be amended only by a writing, signed by Depository Bank, Secured Party and Customer.

14. Notice. Written notice to each party is to be provided at the address shown below and shall be effective upon delivery except that (i) delivery via facsimile to Depository Bank of a Notice of Exclusive Control will be considered to have been validly given only when acknowledged in writing by Depository Bank and (ii) delivery of any other notice via facsimile to any party shall be considered delivered upon confirmation of receipt. The addresses to which notices or other communications are to be given may be changed from time to time by notice served as provided herein. Secured Party acknowledges that Depository Bank may not be able to respond to a Notice of Exclusive Control pursuant to Section 5 above if the Secured Party does not deliver the Notice to the address listed below; and Secured Party agrees that Depository Bank will not be held liable for any failure to respond to a Notice of Exclusive Control that Secured Party does not deliver to the address listed below.

Security Agreement All Assets	B-4

	Bank:	Secured Party:	Customer:

		KeyBank National Association	Epicor Software Corporation
		Attn:	Attn:
601 108th Ave. NE, 5th Floor
Bellevue, WA 98004
Fax:		Fax:	Fax:

15. Counterparts. This Agreement may be signed in counterparts that when signed by all parties are one agreement.

16. Governing Law. This Agreement and the Account shall be governed by and construed in accordance with the laws of the State of California.

17. Entire Agreement. This Agreement is the entire agreement and supersedes any prior agreements and contemporaneous oral agreements of the parties concerning its subject matter.

18. Amendments; Waivers. This Agreement may be amended or modified only in writing signed by all parties hereto, and no waiver of any right under this Agreement will be binding unless it is in writing and signed by the party to be charged.

19. Severability. To the extent a provision of this Agreement is unenforceable, this Agreement will be construed as if the unenforceable provision were omitted.

20. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of Depository Bank, Secured Party and Customer and their respective heirs, executors, administrators, legal representatives, successors and assigns.

21. Waiver. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. IF ANY LITIGATION, ARBITRATION, MEDIATION OR OTHER LEGAL ACTION IS COMMENCED TO ENFORCE THE RIGHTS OF THE PARTIES TO THIS AGREEMENT IN ANY STATE, FEDERAL OR BANKRUPTCY COURT, THE PREVAILING PARTY IN SHALL BE ENTITLED TO AN AWARD FOR THE REASONABLE ATTORNEY FEES AND COSTS INCURRED IN CONNECTION THEREWITH.

[Signature page follows]

Security Agreement All Assets	B-5

IN WITNESS WHEREOF, the parties have executed and delivered this Deposit Account Control Agreement on the date first above written.

SECURED PARTY:	CUSTOMER:

KEYBANK NATIONAL ASSOCIATION	EPICOR SOFTWARE CORPORATION, a Delaware corporation

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

BANK:

By:
Print Name:
Title:
Date:

Security Agreement All Assets	B-6

ATTACHMENT A

DEPOSIT ACCOUNT CONTROL AGREEMENT

1. Deposit Account Control Agreements Previously Executed by                                      Bank:

2. Subordination/Intercreditor Agreement(s) executed by                                      Bank and Secured Party:

Security Agreement All Assets	ATTACHMENT A - 1

ATTACHMENT B

NOTICE OF EXCLUSIVE CONTROL

To:	Bank (“Depository Bank”)
From:	(“Secured Party”)
Re:	(“Customer”)
Date:

Pursuant to the Deposit Account Control Agreement dated                      (“Agreement”) entered among Depository Bank, Customer and Secured Party, Secured Party hereby notifies Depository Bank of Secured Party’s exercise of Secured Party’s rights under the Agreement and directs Depository Bank to cease complying with instructions or any directions originated by Customer or its agents. Secured Party hereby certifies that it is entitled to exercise its rights under the Agreement, that Secured Party has a right to all or part of the funds in the Deposit Account (as defined in the Agreement), and agrees to specify the amount of the funds in the Deposit Account so due Secured Party.

Secured Party hereby agrees to indemnify and hold harmless Depository Bank, its affiliates, and respective directors, officers, employees and agents, pursuant to the terms of Section 9 of the Agreement.

Secured Party agrees that upon receipt of Secured Party’s Notice of Exclusive Control, Depository Bank may exercise Depository Bank’s rights and remedies as permitted under Section 7 of the Agreement and under any applicable laws.

Secured Party hereby certifies that the person executing this Notice of Exclusive Control is an officer, representative or Agent of Secured Party authorized to act on behalf of Secured Party and to make the representations and agreements contained in this Notice of Exclusive Control.

SECURED PARTY:	ACKNOWLEDGED BY:

By:	By:
Title:	Title:
Date:	Date:

Security Agreement All Assets	ATTACHMENT B - 1